Exhibit 99.1
DEVELOPERS DIVERSIFIED
For Immediate Release:

Contact:	William H. Schafer
Executive Vice President and Chief Financial Officer
Developers Diversified
216.755.5500
Developers Diversified Announces Offering of $400 Million of Convertible Senior Notes Due 2012
and Expected Repurchase of Approximately $75 Million in Common Shares
CLEVELAND, OH — 03/06/07 - Developers Diversified Realty Corporation (NYSE: DDR) today announced its intention to offer, subject to market and other conditions, $400 million aggregate principal amount of convertible senior notes due 2012 through an offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible into cash up to their principal amount and Developers Diversified common shares in respect of the remainder, if any, of the conversion value in excess of such principal amount. The exact timing and terms of the offering will depend on market conditions and other factors. Developers Diversified expects to grant to the initial purchasers an option to purchase up to an additional $60.0 million aggregate principal amount of notes to cover over-allotments.
In connection with the offering, Developers Diversified expects to enter into capped convertible note hedge transactions with affiliates of the initial purchasers of the notes to substantially increase the effective conversion premium of the notes. These transactions are also intended to reduce the potential dilution upon future conversion of the notes. In connection with establishing their initial hedges in respect of these transactions, the counterparties have advised Developers Diversified that their affiliates expect to purchase Developers Diversified common shares and/or enter into various derivative transactions with respect to Developers Diversified common shares simultaneously with or shortly after the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the value of our common stock concurrently with or following the pricing of the notes. In addition, following pricing of the notes, the counterparties or their affiliates may enter into or unwind various derivatives and/or purchase or sell Developers Diversified common shares in secondary market transactions, including during the observation period relating to any conversion of the notes.
Developers Diversified expects to use the net proceeds from the offering to repurchase approximately $75 million of its common shares, for the repayment of outstanding debt under its senior unsecured credit facility and for other general business purposes. Developers Diversified also expects to use a portion of the net proceeds from the offering to fund the cost of the convertible note hedge transaction.

This release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the common shares that may be issuable upon conversion of the notes that are expected to be offered have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Developers Diversified considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to Developers Diversified’s expectation for future periods. Although Developers Diversified believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Developers Diversified to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to Developers Diversified’s Annual Report on Form 10-K for the year ended December 31, 2006.